Exhibit 99.2

Sterling Construction Co., Inc.	STRL	Q4 2015 Earnings Call	Mar. 14, 2016
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Sterling Construction Fourth Quarter and Full Year 2015 Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to Jennifer Maxwell, Director of Investor Relations. Thank you. You may begin.

Jennifer Maxwell, Director of Investor Relations

Thanks, Brenda. Good morning, everybody. Participating with me on our call today is our Chief Executive Officer, Paul Varello; and our Chief Financial Officer, Ron Ballschmiede.

Just as a reminder, today’s conference call includes certain statements that fall within the definition of forward-looking statements under the Private Securities Litigation Reform Act. Any such statements are subject to risks and uncertainties, including overall economic and market conditions; federal, state and local government funding; competitor and customer actions; and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the company’s filings with the Securities and Exchange Commission.

Accordingly such statements should be considered in light of these risks. Any prediction by the company is only a statement of the management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the company does not undertake to publicly update those predictions.

And now, I’d turn the call over to our CEO, Paul Varello. Paul?

Paul J. Varello, Chief Executive Officer

Thanks, Jennifer. 2015 was definitely a rebuilding year for Sterling. We accomplished many of the goals we have set for ourselves when we began executing this challenge turnaround. While we still have work ahead of us, we’re confident that we will continue to improve performance throughout this year and beyond. We’ve taken a number of important steps to – that will allow us to maintain our earnings momentum. One of those steps was a significant strengthening of our senior management ranks. We’ve added six very experienced executives in key operating roles. With our team now firmly in place, we’re committed to delivering positive earnings in 2016 and beyond.

A former mentor of mine once told me that safety performance was one of the best measures of management’s ability to manage. I firmly believe he was right. In spite of the many operational challenges, we faced in 2015, we make sure that safety remains the top priority for Sterling and it paid off.

I’m pleased to report that our safety performance this past year markedly improved. Specifically our last time, our recordable injury rates were both down by more than 13% when compared to the prior year. We continue to focus on safety, not only because it’s the right thing to do for our employees but also because it ultimately leads to a stronger, more disciplined company and the solid financial performance.

As I said on our earlier calls, this year we focused less on top-line growth and more on improving the bottom-line profitability. We tightened our procedures and controls for project selection, estimating, project execution and contract administration. As a result, we experienced improved earnings even with the decrease in revenue of approximately $49 million compared to the prior year.

1

We also pleased with the results of our project selection, and bidding efforts which yielded average gross margins in excess of 8.8% on projects we won in the second half of the year after our tighter controls we put into effect. Overall, our backlog at the end of 2015 plus the new awards that were won in Q3 and Q4, but not yet entered into backlog totaled a record high of $958 million and carried a combined margin of more than 7.4%. As a result, we anticipate increased revenue and earnings improvement in 2016 and beyond.

With regard to our business environment and our industry, we are greatly encouraged by the dramatic increases in spending to be made at the federal, state and municipal levels to restore our nation’s decaying infrastructure. These investments are long overdue and are critical to the economic future of our country. Of course they also create a substantial tailwind of growth opportunities for Sterling. In order for us to take full advantage of those improving markets, we are exploring alternatives to further strengthen our financial position, so that we can make the most of the many opportunities that lie ahead.

In conclusion, our turnaround efforts in 2015 have laid a solid foundation for sustained revenue and earnings, and are already starting to show meaningful results. With our return to profitability, we are now confident that we can also provide guidance on forecasted earnings and revenues for this year. To be clear, we are not content that our forecasted level of earnings for this year is adequate, but the fact that the numbers are positive is an important step in the right direction.

There is little doubt that Sterling is well-positioned to generate improved profitability and shareholder value in the years to come.

Now, I’d like to turn it over to our CFO, Ron Ballschmiede, to provide the summary of our financial results. Ron?

Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President

Thanks, Paul, and good morning, everybody. Let me take you through our improving financial results for the fourth quarter and the year.

Revenues for the quarter of 2015 were $153 million, essentially consistent with the fourth quarter of 2014. Our full year revenues totaled $624 million, down $48 million from 2014. This year-over-year decline reflects one of our objectives on our turnaround progress, specifically, the selective and new opportunities by focusing on the right balance of risk and reward.

As Paul mentioned, the improving strength of the transportation infrastructure market manifested in our strong year-end backlog, which when combined with onsite 2015 awards totaled $958 million. This record amount of combined backlog has an average gross margin of just over 7%, positioning the company for continued operating performance, improvements in 2016.

Gross profit for the fourth quarter totaled $12.2 million or 8% compared to $4.6 million for the full year. Perhaps a more meaningful margin comparison looks back at our preceding quarter. The third quarter of 2015 gross margin was 8.2%. While down slightly, this was consistent with our expectations, given the portion of our fixed costs and seasonal – and the seasonality of our revenues. The seasonality impacted decline in our revenues from the third quarter of 2015, totaled $24 million or a decrease of over 13%.

While the first quarter of 2016, we’ll experience a similar seasonality impact, we expect full year 2016 revenues to increase significantly. Our general and administrative expense for the fourth quarter of 2015 was $9.6 million, essentially flat with the comparable quarter of 2014. Other operating expense increased significantly in the fourth quarter of 2015 to an expense of $2.6 million, compared to net operating income in 2005 of $300,000.

2

The increase was driven by the strong fourth quarter earnings, from our 50% owned subsidiaries. Fourth quarter 2015 number interest included in the other operating expense category, totaled $3.4 million. Approximately $1 million of the fourth quarter increase was offset by lower non-controlling owner’s interest reported below the net loss line. More about changes in reporting for our numbers interest in a few moments.

Operating income for the fourth quarter of 2015 was essentially breakeven at $72,000 compared to a loss of $5.6 million in the comparable period of 2014. Again, when compared to the 2015 prior sequential quarter, operating income was down $2.3 million, essentially the impact of the $24 million seasonal decline in revenues. Net interest expense for 2015 fourth quarter was $913,000 compared to the fourth quarter of 2014 of $247,000. The increase reflects the higher interest rate of our asset based lending facility, which was put in place in 2015, and changes in our average debt balance. The summation of all that resulted in fourth quarter net loss attributable to Sterling’s common shareholders of $1.1 million and an adjusted net loss per share of $0.06 compared to fourth quarter of 2014 losses of $7.3 million or $0.39 per share.

Finally, during the fourth quarter, the company amended its Myers partnership agreement, which among the other things, obligated the company to purchase Myers 50% interest for $20 million, upon the death or permanent disability of one of its minority owners. This transaction resulted in the revaluation of Myers non-controlling interest and the reclassifications of $18.8 million from an Equity account to a long-term liability.

While this non-cash transaction did not have an effect on the company’s reported net loss attributable to Sterling’s common shareholders, it did require the $18.8 million to be included as an increase in our net loss for the sole purpose of computing our fourth quarter and full year 2015 earnings per share. The revaluation and reclassification increased our reported loss per share by $0.95 and $0.97 in each of the aforementioned reporting periods, respectively.

On the positive note, to the story only an account would enjoy, prospectively, all of our non-controlling interests from both our Myers and RHB subsidiaries will be presented in the same place on our consolidated statement of operations, specifically as a component of operating income.

Now let’s move into 2016. We believe that we have made a good progress with our turnaround activities. While we have more to be accomplished in 2016, we also believe that the business has progressed sufficiently, to provide us with the confidence and the ability to provide 2016 guidance.

As you saw in our earnings release, we expect 2,000 [sic] 2016 revenues to total $700 million to $735 million, representing an increase of 15% over 2015 based upon the midpoint of our 2016 revenue guidance. Additionally, we expect 2016, reported net income per share attributable to Sterling’s common shareholders, to be in the range of $0.25 to $0.40 per share and average shares outstanding for the full year of approximately 20 million shares

With that, I’ll turn it back to Paul.

Paul J. Varello, Chief Executive Officer

Thanks, Ron. Now, we’ll be happy to take your questions.

3

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from the line of William Bremer with Maxim. Please go ahead with your question.

<Q – William Bremer>: Good morning Paul. Good morning, Ron.

<A – Paul J. Varello>: Good morning.

<A – Ronald A. Ballschmiede>: Good morning, Bill.

<Q – William Bremer>: Let’s first start out with the Myers transaction here. Does this transaction potentially differ a new credit facility knowing that you were sort of needed a nice run rate of positive EBITDA?

<A>: I don’t think it does. I think, with the changes that we’ve had over time with both of our 50% subsidiaries, we essentially pay out the portion of earnings to our partner that they earn during the year, slight delay, but essentially paid out. So in reality, our cash earnings aren’t going to change. As a matter of fact they will be a little bit more predictable through a relatively steady distribution process rather than a bit lumpy in the past. So, I would suggest that – if you start with your EBITDA calculation using operating income, it probably matches the cash flow much better than when it was a bit more complicated with some of the information above the line, above the operating income line and some below the operating income line.

<A>: Let me just add one another thing, when I use the term, a transaction only an accountant would love, that is a perfect example because in this new agreement and here is the agreement we have with other JV partner, in that there is – there is a buyout provision for a specified amount, $20 million in both cases. Both of those in the event are there either death or permanent disability are covered by insurance policies. So in terms of the real exposure to the company, it is nil, it is zero. But from an accounting standpoint, again beyond my pay-grade, sadly, it has to be treated this way. So I just want to assure shareholders and investors in the market that we have not taken on liability that we have not insured against.

<A>: And Bill, let me add one more thing that probably will be helpful for everybody on the phone to understand 2016’s information and guidance. With all of our member interest now reported as a component of other operating income or expense ...

<Q>: All right.

<A>: There will be essentially nil of non-controlling interest below net loss.

And we expect that the component and other expense next year will be somewhere in the range of $6 million to $7 million for both of our 50% subsidiaries combined. So, that should help people understand, our overall results as oppose to a bit above and a bit below and all went back in 2016 forward. And of course, we’ll help you with that as we progressed throughout the year.

<Q – William Bremer>: Perfect Ron. I was getting tired of using the force. My second question is on your legacy backlog. Can you give us a sense of where it stands? And are you guys on track for really and truly getting a nice bulk of it done in the first half of 2016?

<A – Ronald A. Ballschmiede>: Great question Bill. And yes, we are. So, we had – as we racked up our, of course all backlogs since our unsigned where it’s all profitable obviously. We have a backlog at the end of the year about $86 million of backlog on some of those legacy projects, we kind of use the same name as you do every now and then, they’re essentially nil on the gross profit side. And we would expect a substantial portion of that to be burned off in the first half.

4

<Q – William Bremer>: Okay gentlemen. Thank you.

Operator: Thank you. Our next question comes from the line of Tahira Afzal, KeyBanc. Please go ahead, with your questions.

<Q – Tahira Afzal>: Hi, Paul and Ron.

<A – Paul J. Varello>: Good morning, Tahira.

<A – Ronald A. Ballschmiede>: Good morning.

<Q – Tahira Afzal>: First question is really in regards to what you qualitatively talked about Paul, really the momentum you’re seeing in the market. You know, given that you expect a pretty healthy revenue increase this year. I’d love to get a sense of whether you can still grow backlog, and why you’re funding so much?

<A>: Yeah. We have been looking at – the good news, of course, is that the backlog and the revenue forecasted is up substantially and that’s always a wonderful opportunity, but with that comes with a need for working capital liquidity, because we don’t want that to be any sort of governed on our ability to continue to grow.

We have room in our bonding capacity, plenty of headroom there, but we want to make sure because of this record increase as these jobs startup later in the second quarter – first quarter and second quarter is where we see these ramp ups and where we are focusing very hard and making sure that we have the liquidity and that it doesn’t limit us from continuing to grow the company carefully and profitably. I might add because if you grow just top line without regard to bottom line as we’ve said before you get into trouble.

I will tell you that we are looking at things to make sure we can continue to take advantage of what looks like a very strong market for the next five years. We are very comfortable and we know with our board last weekend, and had a strategy session looking at those investments and we are very bullish, not only the federal investments but what we are seeing coming out of the States with their gas taxes and what’s happening in the municipalities. It’s all directionally very strong for us.

<Q>: Got it.

<A>: I will add one other thing. As you probably can – could drive from our dual award level last year when you include the unsigned, most of which is now signed, the duration of our backlog is starting to extend. That’s a good thing, gives us little bit more predictability, obviously even with the 15% increase in revenues, we’re going to burn reported revenue somewhere in that average between guidance of $715, that’s a really great fact. And I think, the power is in the margin of that backlog, particularly reflecting the earlier answer that I gave to Bill on, burning-off that low margin or nil margin $80-some million.

But a couple other interesting statistics, at March 31, 2015, we had about $79 – well, just under $800 million of backlog and our embedded margin at 6%. Obviously, we ended 2015 with just short of, well, right around $958 million at 7.4% and a second half load at 8.8%. And that second half load is what we’re continuing to look at and expect to experience here in 2016 forward.

So, the margin of this when you combine all those factors should drive some nice earnings and I think, the revenue will come with that big backlog number.

5

<Q>: Yeah, that sounds great, Ron. Ron and I guess the second question is for you, in a sense, within your guidance, any color on assumptions around some of the very notable claims you think you might collect somewhat on?

<A>: We haven’t factored any – or I should say, our guidance doesn’t include any upside coming out of settlement of any claims. That obviously this take time, and we hope to get them done and report to you after that. But let me give you a few other pieces of the underpinning of our 2016 guidance. And I’m sure, you’ll be interested in as you try and make sure that your model consistent with the top-line and the bottom-line, we gave you. See, if we can feel in some in the middle.

These are all plus or minus ranges, but we would expect our gross profit to be somewhere in the 7.5% of margin range for the full year that of course includes some of that $86 million push or all that $86 million being burned off at 0%. And we do that math, it’s between 10% to 15% of our revenue. So, it’s really – for the rest of the business, really performing nicely. From a general and administrative cost category, we’re looking in around 5.5% of revenue. So again, there is a bit of a range around that. And then, moving down the income statement, we already chatted a little bit about the $6 million to $7 million of expectations of our other – essentially our minority interest now reported above the operating income line.

Our interest expense, give or take $3 million, essentially no income tax for the year. And finally, CapEx in the magnitude of $10 million to $11 million. So, went through those fast, but hopefully that will help everybody understand kind of where our metrics are forecasted to run through in 2016.

<Q – Tahira Afzal>: Ron, if only all my company would – this helpful as well. So, thank you for that. And I’ve got a couple of more questions, but I’ll hop in the queue pretty excited about guidance. Thanks.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of Vahid Khorsand with BWS. Please go ahead with your questions.

<Q – Vahid Khorsand>: Hi, guys. First off, I mean, this is pretty incredible of where you were last seen and where you are now, so great job. If you could just provide a little bit more color on the $2.6 million on other expense. So, you’re saying that was essentially from your non-controlling interest is now going to be above the line included in that going forward? Right?

<A>: That’s correct and that’s the $6.7 million total next year. Let me give you a little framer up and around that. Even though geographies is different in our income statement for 2015, for the full, we had charge to other operating income of just over $4 million, and non-controlling interest of $3.2 million, so in total about $7.5 million. Both entities just had a great year and a fantastic fourth quarter that made a big portion of that into fourth quarter.

<Q>: Okay. And then next question, you had like $2.7 million in landfill and in receivable collected. Can you – do you have any inclination on what else in the first half of the year could be possibly sold to bring an extra cash?

<A>: Yeah. Let me answer part of that and maybe you could weigh in as well. We certainly still have some land that is non-strategic, non-core, and we’ll be looking at that. You really have to match the market. We don’t have a fire sale on those assets. But we think that there is a few more pieces, but not a lot.

I think the bigger opportunity continues to be in our fleet of construction equipment. We have gone through and looked at our fleet. We are now looking at the right balance on what you should own versus what you should lease or rent. And this year is a year in which we expect to shift that balance more towards leasing or renting equipment. And that will monetize more of those assets and allow us to really gain our math. The difficulty at least in the near-term is that they also represent the collateral on our lending, and so you can’t be overly aggressive in selling that stuff, but I would tell you that since we’re only allowed to borrow about 65% of the value of that equipment, it’s always a good and you are paying 12% money, it’s always a good idea to liquidate it where you can and use those proceeds to pay down that debt.

6

That’s sort of one of our key objectives this year. Although you didn’t quite asked the question, I want to make sure, it’s clear too that I’m neither Ron or I are thrilled with paying 12% interest particularly in a market like this and Ron has some plans, would you might sharing with everybody what your thoughts are regarding how we eventually get away from this debt arrangement or obviously the interest rate.

<A>: Yes. And maybe I’ll step back and kind of take in total of that and exact, and let me just add one thing on the CapEx and related question you had, our 2014 and 2013 CapEx was sort of that $13 million, $14 million category. So, even with our 15% anticipated increase in revenues our CapEx spend is going to be down from that – kind of that level when $13 million and $14 million, which I think is good and reflection of what Paul talked about. It just makes sense and it’s more financially attractive, no matter what interest rate you have to rent or lease the right equipment and own those that are strategically important.

I think on a – let me start from a bigger capital perspective. We certainly see a strong market for transportation infrastructure projects over the next several years. And to take advantage of that improving market, we’re exploring alternatives to strengthen our financial position and capture some of these opportunities that Paul spoke to.

As we look forward to take advantage of this, we’re talking about both tactical, as well as strategic approach to ensuring – to assuring that our balance sheet is positioned and to be able to support the continued backlog that we – increase that we have and the growth that we expect.

So, from a tactical standpoint, we’re going to continue to go after and improve our management of contract capital, specifically our contract revenues including retainage and billing processes, and the timing of those billings to accelerate and reduce our cost to bill and collect. But, we’re also going to continue to commit to review and were appropriate monetize some of the assets that was asked earlier. But strategically, it is important that we increase our financial flexibility.

Our performance over the past several years has limited our borrowing capacity and somewhat our bonding levels, which of course limit our financial flexibilities, and while these constraints are certainly workable to continue a sustained longer-term recovery plan, we want to take advantage of this market that we’re seeing, and have the capital available. And so, we are able to continue to invest in these opportunities.

So, we’re investing in additional opportunities to accelerate our liquidity position. Some of those will be coming out of the pure cost of capital, driven by both capital opportunities and debt opportunities. The reality is given our sustained losses in the last three years or four years, the turnaround is in good shape. But it’s still a bit of show me, right for – so, we expect certainly the second, third – second quarters and third quarters to be pretty significant. So, above that late fall – late summer or early fall time would be, when I would expect to have that demonstrated performance and more importantly to have the rewards continue at the pace that we’ve been looking at lately. And all that says, you got to – you got to have the right capital position to not only – we’re not happy in just sustaining, we need to be able to take advantage. So, we’re going to be doing a lot of looking and strategy around, how we go about that. So, we’re not worrying about, topping out on liquidity or binding activities, all those related things, but we’re going to be more aggressive than looking how to reduce our cost to capital, certainly interest is one of those items with a 12% plus cost.

7

<Q>: I mean, I was actually going to ask you about your capital structure? And going forward, those are going to be my next question, but somehow, I’ll ask you about a macro question. Being significantly operated in Texas and with everything that’s gone on with the shale industry and the oil industry down there, are you seeing any benefits to cost of labor and possibly cost of equipment or material?

<A>: I’d say, first of all cost of labor really was part of a contributing factor back a few years ago where there are losses. Our estimates did not foretell or foresee the sort of labor escalation we unfortunately were hit with, when the shale play was really in its boom cycle and folks that we would have normally hired to do our work, when meeting the state for the big shale plays, that has completely reversed itself. Our labor rates have stabilized, in fact in the couple of cases, gone down slightly.

So, yes, the labor situation is both plentiful broadly. There were still unique categories of people where we don’t quite have the skill sets in large numbers we’d like, but generally the labor situation is much better. The other benefits though are things like renal equipment with both the mining and the drilling business somewhat slower. The amount of equipment that’s available for lease is considerably larger and fits our needs much better. In addition, fuel costs, which were a large part of our operating costs continue to be low, and vendors are willing to cut very attractive deals for prolonged commitments on field, which we’re able to predict with the work we got in backlog.

And so, it’s generally speaking in Texas, which by the way, this year because of the way our other businesses have grown, Texas is about 33% of our revenue, which used to be north of 40%. So, and there’s nothing wrong with Texas. It’s just the other guys are – have done so well that Texas is now, about a third of our revenue and is going to be an important, continued important factor going forward.

<Q>: And my final question, Paul, you are in year two of your three years our initial contract, any plans to continue that or any changes?

<A – Paul J. Varello>: My wife reminds me I celebrate – we will be celebrating my 73rd birthday in a few months. And she says, oh man, how long are you going to do this and I say until God says no. So, yes, I’m having a good time, nothing beats success, nothing beats seeing the proofs of your effort payoff and with the good Lord keeping the healthy, I intend to stick around for a while.

In addition, I would tell you, I have surrounded myself which gigantic talent. Of the six executives that I put in yesterday or last Friday we announced a new Chief Operating Officer, his name is Con Wadsworth. Con has been with our company for a very long time as President of our most successful subsidiary RL Wadsworth. Con is now taking over as COO, that’s an important strategic move for us, and it gives us depth at the executive level. We also have added Ron, with just impeccable track record and great experience and we’ve added Joe Quatela, Senior Vice President of our Strategy, Business Development. So, the depth of this organization is such that I hope, that if my wife is right about the old man and he runs out of guess, there is enough continuity here right, I feel good about that.

The other three executives are all in line, operating positions and the bench is stronger than I think it’s ever been. So, I’m comfortable but that doesn’t mean, I’m bailing. Thank you.

<Q>: Thank you.

Operator: Thank you. And our next question comes from the line of John Rogers of D.A. Davidson. Please go ahead with your questions.

<Q – John Bergstrom Rogers>: Hi, good morning.

8

<A>: Hi, John.

<A>: Hey, John.

<Q – John Bergstrom Rogers>: Couple of things. Just first of all I guess, maybe for Ron. What’s your assumption for interest expense than this year into 2016?

<A>: Well. Right now, it is for the first – majority of the first three quarters of the year it sort of status grow we’re running – around $900,000 in the fourth quarter it will be a bit less as we go up and down with our line for the first part of it. And then hopefully by expectedly by sometime in Q3, we will come up with a better solution. We’d like to do it sooner and maybe we’ll have a chance since to parcel some out, but that’s sort of what’s embedded in our assumptions at this point.

<Q – John Bergstrom Rogers>: Okay. And then, the other thing is, as you look at 2016 I mean, based on your revenue guidance something 15% top-line growth. It sounds, if those – that’s heavily weighted into the third quarter and fourth quarters, I mean, it could be seen 20%, 25% growth at that point? Is that what – is that what the backlog would suggest?

<A>: Yeah. Pretty much. Yeah, I’ve done that...

<Q>: Yeah.

<A>: I have done that exact math. But, the Q1 should look like Q4, essentially.

<Q>: Yeah.

<A>: And then of course...

<Q>: Okay.

<A>: You get the benefits of having all those new work start. So we would expect a very good Q2 and Q3, and right now the view is a profitable Q4.

<A>: But, when – John, let me add a little bit to it. Our work in backlog is the biggest driver of those earnings. So it’s predictable as opposed to [indiscernible] to come. We don’t – if you can’t book work by the end of the second quarter, there is very little chance you can burn most of it or generate any revenue in the third quarter and fourth quarter.

So typically what you see in earnings doesn’t have much exposure in – revenue and earnings doesn’t have much of a back on what we got to land to make that happen. Our jobs are over two years long on average. And so, lot of it is sitting there in the backlog. I think the bigger challenge John is to make, damn sure, we execute appropriately to the margins we’ve got and maybe to a little better, which I think we’ve got to do now and do better, which is something that I’m looking forward to.

But I don’t want to left with the idea that we’ve got to go find a lot of stuff, that’s going to be too much for us in terms of revenue or earnings this year. It’s pretty much in the house, not all of it, but pretty much in the house.

<Q>: Okay. Yeah, that’s what I was trying to get to. So, that’s very helpful. And then, just in terms of the working capital, you’ve done a great job in sort of driving some of the cash out of that. And I am wondering how much is left there because it’s – this sort of earnings level that you are talking about, I mean it sounds like could be about maybe slightly less than what you are looking at in terms of CapEx. Is that right or is there more to – is there ways that you can generate cash?

9

<A>: Well, I think we still have some opportunities in our contract capital, and for those that don’t know my definition, as I look at our investment in contracts, it includes all of our receivables including retainage, our inventory which is not very significant based on that calculation, our positions in the contracts and payables.

As I look at that today, we have some subsidiaries that do extraordinarily well. We have some of our largest subsidiaries that have some ketchup work to do and certainly those legacy projects affect that calculation also. So, we have some room in contract apple to make it better. And I think with con – reviewing contracts and our team continuing to press on the asset side and can we get those bills out, if we collect those bills and be a little bit more aggressive in doing that. We have – we’ll have some money to put on the balance sheet.

<A>: I would also add that, John, and nothing beats our focus on a cash more than 12% interest because up until now we of course thinking that interest was an incidental, and maybe it was. It is not an incidental when it cost is almost $4 million a year in charges. So, it’s got a gigantic amount of focus and the awareness is there today that wasn’t there a year ago when I got this job.

<A>: And that may be an important reminder on other parts of seasonality which is the cash side of seasonality. While our fourth quarter and first quarter are significantly our weakest revenue quarters, our fourth quarter is our best cash generation quarter was this year. Because all the jobs are knows that are have some weather issues and we’ve had a lot of that in the fourth quarter, Texas, Hawaii, and then, of course, get in the mountains, we’ve a pretty much slowdown, which means you’re not spending money, you’re collecting it. Of course, the flip side of that is come to the back half of the first quarter, you’ve started ramping projects. So, as you look across the year, the – our most challenging, maybe it’s a bad word, but the outflow of capital for projects is in end of 2Q and as we ramp up in early parts of Q2, then it flattens out, then it comes back the other way in the fourth quarter.

So, with that, we were happy with ending the year with essentially only in the term loan having borrows under it, that’s different today as we would expect. But there is such seasonality side of the cash flow, that never forget about, and is different than revenue side.

<Q>: Okay. And then, last thing if I could. Paul, you mentioned 35% of your revenue was – 33% of your revenue was in Texas, what portion of the $958 million in your book of business is Texas?

<A>: It’s about that same amount. It’s about the third. Yeah, I don’t have the numbers in front of me, but I remember looking at, when we had that back in, they didn’t move the needle very much to meet the direction. So, I’d say about the third.

<Q>: Okay. And so, I mean if you look at the business over the next couple of years, you would expect to – I mean, the rough distribution that you have now between Texas [indiscernible].

<A>: Yeah, but on the somewhat different metric, but Texas is growing in spite of everything that people read about the shale play being a real deflator, Texas is growing still very strong compared to a lot of places and population growth drives a lot of this investment in infrastructure.

And we’re confident that Texas will continue to be a critical part of our business going forward and a lot of spend in Texas, not only, maybe in spite of the federal – lack of money at the federal level, the state has really more than compensated for, as have the municipalities, who need the infrastructure, they’re going to allow the people to grow. They need more roads. They need drainage systems. They need all the things that come with population growth.

So, I think, an important driver is looking at where’s is the population likely to grow, and we think, we’re in many, many respects exactly in the right geographic footprint, not only in Texas, but throughout the Southwest.

10

<Q>: Okay. Great. Thank you very much. Congratulations on the year.

<A>: Thanks, John.

Operator: Thank you. And next we have follow-up questions from Tahira Afzal of KeyBanc. Please go ahead with your questions.

<Q – Tahira Afzal>: Great. Thank you very much. So, first question is, Ron you’d said that the duration of backlog is stretching a bit, which I agree is great. But you know, if I – I guess, if I look at 2015 backlog, up around roughly $760 million, you know, it kind of compares to the same level of 2014. Last year, you were able to generate $623 million or so in revenue, so with backlog now more stretched, how do we get comfortable around your revenue run rate?

<A>: Yeah. I think, as Paul mentioned, the majority of our revenue comes from our backlog. I think, the, well, the other element of it is, as we hit these, as we have got these new award, these unsigned awards now mostly signed in the first quarter, that doesn’t automatically translate into revenues. There is – it ramps up relatively, I will call it slowly, quarters plus because some of these projects, there is some design element to it and other things like that. So I think as we plot all these out, you’re always susceptible to seasonality and range and all the delays by customers, by our clients. But I think with this amount of backlog and the distribution of it, much more sweet spot, projects around in the double-digit millions it does become more predictable simply by the law of a bunch of smaller numbers. So we’re pretty comfortable with that burn rate.

<Q>: Got it. Thank you, Ron. And I guess second question is in regards to strategy. I know you’ve kind of laid out exploring alternative financing options or what have you. Can you talk a bit strategically about, as you’ve settled in Ron and as Paul and you have work together, can you comment a bit on what strategy you’re looking at, what speeds are you looking at doing more design build, more partnerships?

<A>: Yeah, I’d say we have – recently in anticipation of our strategic planning session, which we had at the board just last week, we did a gigantic amount of drill down on where have we been making our money. And what are the kinds of work we do, what are our sweet spots and how do we maximize those kind of returns and I, for one, having been here now just a little over year was pleasantly surprised by how much we had discovered in that about where we make our money and doing, silly as this may sound, doing more of that and less of the things where we don’t do well or lose money is sort of a – one of our fundamental strategy is, do more of the good stuff and less of the bad stuff, and none of the bad stuff. But, I would tell you that the design build projects tend to be better margins. They’re a little slower ramping up, because you’ve got a design before you can really move to the field, but they always hold better margins, they allow us to influence through the design to meet the unit cost.

So, in many, many respects we like those kind of jobs. We have great relationships with some of the design houses in the various areas, where we work and in the various places we work. We like the airport work, the port work, it’s always got good margins. And then we still believe within roads and highways, particularly bridges, we do well, if we can be disciplined and in where we select the projects we want to bid, instead of simply chase everything than moves.

We’ve also set for ourselves minimum margins. We will not allow ourselves to get caught up in desperation bidding. So, we are setting margins that are quite high in order to drive the market where we want it to go. Yes, we may lose a few more jobs, but so be it, give me jobs with better returns and fewer of them as long as I make it at the bottom-line, I’m comfortable with that.

So, directionally we know where we have to go, we know the kind of businesses we have get in the geographies and we’re going to be pursuing those with great vigor this year.

11

<Q>: Thank you, Paul and Ron.

<A>: Thank you.

Operator: Thank you. And next, we have follow-up questions from William Bremer with Maxim. Please go ahead with your questions.

<Q>: Yes and just adding on to that last question, I wanted to go into your bridge work as well as if you could give us an update on your water infrastructure projects, what you’re seeing out there and maybe what is your capacity on that front?

<A>: First of all the bridge work is – as I said earlier, our Wadsworth business units probably the strongest preeminent bridge builders, maybe, I’ll in the country because I’m the CEO of this company. But certainly the strongest within our company and with Con now as our – Con Wadsworth now as our COO, he’s moving that skill set across all of our subsidiaries. So that we execute bridges which are good margins, effectively using our know-how that we mostly have developed in Wadsworth, not exclusively, but mostly.

Second, on the waterworks, the kind of projects we’re seeing are really flood control here in Texas. Texas, as many of you know particularly this part of Texas here in Houston is described as billiard table. And so if you get about more than four inches of rain you can count on local flooding.

And part of that is the infrastructure is not kept up – flood controlling infrastructure has not kept up with the population growth which has paved over a lot of the natural areas that used to absorb the rainfall. So 50 years ago, we had a lot more forests and open spaces. Today, it’s paved over with shopping malls and housing. And as a result, there is considerably more run-off. That is one of our sweet spots that is frankly the way we grew our business here in Texas 27 years ago, was on that very work.

It’s probably our strongest capability and we’re exactly in the spot we want to be. Knowing what our top side is build on capacity, I think the limiting factors might be bonding, although today we are – we still have a several hundred million dollars of capacity. We have a great partner and travelers as our bonding, security company and they have been tremendously supportive as we’ve grown and come back to profitability. So, it’s one of the illumining factors, the other ones, Ron has already addressed is making damn sure that have the balance sheet and the working capital to take advantage of that. But I’m very comfortable that the opportunities for what we do well are really come and add us in big measure.

<Q>: Okay. Paul, thank you.

Operator: Thank you. And it seems that we have no further questions at this time. I’d like to turn the call back to Paul Varello for closing remarks.

Paul J. Varello, Chief Executive Officer

Brenda, thank you very much. And everybody on the phone, thank you very much. I’d like to again remind you that, if you have follow-on questions, you can reach out to Jennifer Maxwell, our Director of Investor Relations here at Sterling or our partners at the Equity Group to schedule a follow-on call with us. Their information, their contact information could be found at the bottom of our press release.

12

I’d also like to thank you for joining us on our call today and we do look forward to reporting our progress in the future. Thanks a lot.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time, and thank for your participation.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2016. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

13